Exhibit 10.4
2007 MULTI-YEAR EQUITY INCENTIVE PLAN
Performance Period
     January 1, 2007 – December 31, 2009 (the “Performance Period”).
Participants
     On the adoption date of the Plan (as defined below), the participants of the Plan shall be each individual who is employed by American Financial Realty Trust (the “Trust”) in one the following positions: Chief Executive Officer (“CEO”), Executive Vice President (“EVP”), Senior Vice President (“SVP”), Vice President (“VP”), and Assistant Vice President (“AVP”), as of such date. After the adoption date of the Plan, the Compensation and Human Resources Committee (the “Committee”) of the Board of Trustees of the Trust (the “Board”) may designate, in its sole discretion, any other officer or employee of the Trust, First States Group, L.P. (the “Company”) or any subsidiary or affiliate of the Trust (a “participating employer”) as eligible to participate in the Plan. Any such officer or employee subsequently designated as eligible to participate in the Plan shall be deemed a participant in the Plan on the date determined by the Committee. All individuals participating in the Plan shall herein be referred to collectively as the “Participants” and individually as a “Participant”.
Plan Description
     Under the 2007 Multi-Year Equity Incentive Plan (the “Plan”), designated employees shall be granted an initial equity award of performance units (the “Units”) at the beginning of the Performance Period, or such later date on which the Committee determines that such employee is eligible to participate in the Plan, (the “Performance Award”). The total number of Units that the Participant shall be granted will be equivalent to the Maximum Award Opportunity (as defined below) that the Participant will be entitled to receive at the end of the Performance Period if the performance metrics (as described below) are each attained at the maximum/high level. The Units subject to the Performance Award are phantom rights and will be converted at the end of the Performance Period to an equivalent number of common shares of beneficial ownership, par value $0.001 per share, of the Trust (“Common Shares”), subject to certain restrictions, based on the level of achievement of the performance metrics on a cumulative basis and provided that the level of achievement of the performance metrics is no less than the minimum/threshold level of achievement. In connection with the grant of a Performance Award, the Trust will establish and maintain a Unit account (the “Account”), as a bookkeeping account on its records, for each Participant and will record in such Account the total number of Units granted to the Participant pursuant to the Performance Award under the Plan. No Participant will have any interest in any fund or specific assets of the Trust, the Company or any participating employer by reason of the grant of the Units.

     As soon as administratively practicable following the conclusion of the Performance Period, the Committee, together with the other independent trustees of the Board, shall determine achievement (on a cumulative basis) under the Plan of the applicable performance metrics; provided that, if the performance metrics are not achieved at the minimum/threshold level at the end of the Performance Period, the Committee may, in its discretion, extend the Performance Period (and the cumulative performance targets required to be achieved) by one additional year. Once the Committee has certified the achievement of the performance metrics for the Performance Period, each Participant’s Units will be converted into a combination of Common Shares and restricted Common Shares (“Restricted Common Shares”), as described below; provided, that if the minimum/threshold requirements for the performance metrics are not achieved at the end of the Performance Period, plus any extended period, if any, each Participant will forfeit all of the Units covered by their Performance Award and no Units will be converted into any Common Shares or Restricted Common Shares. If the performance metrics achieved are between the minimum/threshold and the maximum/high performance metric levels, then a linear interpolation will determine the percentage of achievement, which will then be used to determine the number of Units to be converted, and any Units not converted will be forfeited. Units will be converted into Common Shares and Restricted Common Shares, as applicable, on or after the January 1 that follows the conclusion of the Performance Period (or the extended Performance Period, as applicable), but not later than the fifteenth day of the third month following the conclusion of the Performance Period (or the extended Performance Period, as applicable).
     Dividend equivalents will accrue on the Units covered by the Performance Award from January 1, 2007 (or the date of grant of the Performance Award for individuals who become Participants in the Plan after the adoption of the Plan) through the Conversion Date (as defined below), if any, of the Units, and shall be paid, in cash, to the Participant on the date the Units are converted into Common Shares or the date the Restricted Common Shares vest, as applicable. No dividend equivalents will be paid in cash for any Units that are forfeited prior to Conversion Date or, with respect to any dividend equivalents that correspond to Restricted Common Shares, if the Restricted Common Shares are forfeited prior to the applicable vesting date. For purposes of the Plan, the dividend equivalents that shall accrue shall be equivalent to the value of the dividends that would have been distributed if the Units credited to the Participant’s Account at the time of the declaration of the dividend were Common Shares.
Performance Metrics
     The performance metrics that will be measured to determine the conversion of the Units subject to the Performance Award to Common Shares and Restricted Common Shares, as applicable, shall be determined based on the Trust’s achievement of the following performance metrics on a cumulative basis during the Performance Period (plus any extension) with the percentage weighting of each performance metric as provided: (i) Absolute Shareholder Return (25% weighting) – achievement of specified compound annual shareholder returns; (ii) Strategic Metric #1 — maintenance of dividend coverage at the end of 2009 through earnings from core operations; (iii) Strategic Metric #2 (25% weighting) – maintenance of industry normative debt to market capitalization ratios measured as of the fourth quarter 2009; and (iv) Strategic Metric #4 (25% weighting) – maintaining industry normative cash fixed charge and cash interest coverage ratios measured as of the fourth quarter 2009. The relevant performance criteria measurements for the foregoing are set forth in the attached Exhibit A. The conversion of the performance metrics to the relevant weighting percentage shall be determined separately based on the achievement of the individual metrics, with achievement at the high/maximum level equal to 25% and achievement at the threshold/minimum level equal to threshold/minimum Units, with achievement (i) between the threshold/minimum and high/maximum performance metric levels, then a linear interpolation will determine the percentage of achievement, (ii) below the threshold/minimum level, then no percentage achievement and (iii) above the high/maximum level, then percentage achievement will be deemed at the high/maximum level.
Multi-Year Equity Incentive Opportunities
     The conversion of the Units to Restricted Common Shares and Common Shares following the conclusion of the Performance Period shall be determined based on the achievement of the performance metrics described above, and the actual amount of such award shall be based on a percentage of the Participant’s base salary as compared to the Maximum Bonus Opportunity and Minimum Bonus Opportunity.
     Each Participant shall have a “Maximum Award Opportunity”, which shall be the high/maximum opportunity for each Participant if the performance metrics attained at the end of the Performance Period (or the extended Performance Period, as applicable) were achieved at the high/maximum level. The Maximum Award Opportunity for each Participant shall be determined by dividing such Participant’s Maximum Dollar Value (as defined below) into the average of the Trust’s closing share price for the 20 trading day period ending on the date of the adoption of the Plan. The “Maximum Dollar Value” for the CEO and each EVP and SVP upon adoption of the Plan will be based on the following percentages of such Participant’s designated base salary at the beginning of the Performance Period (or such other percentage if such individual becomes eligible to participate in the Plan after the adoption of the Plan): (i) CEO, 600%; (ii) EVPs, 450%; and (iii) SVPs, 382.5%. The “Maximum Dollar Value” that each VP and AVP, as well as each other Participant in the Plan who is not the CEO, or an EVP or SVP at the time that the Plan is adopted, shall be eligible to receive will be determined by the CEO and approved by the Committee, in its sole discretion, and need not be uniform as among Participants.
     In addition to a Maximum Award Opportunity, each Participant shall have a “Minimum Award Opportunity”, which shall be the threshold/minimum opportunity for each Participant if the performance metrics attained at the end of the Performance Period were achieved at the threshold/minimum level. The Minimum Award Opportunity for each Participant shall be determined by dividing such Participant’s Minimum Dollar Value (as defined below) into the average of the Trust’s closing share price for the 20 trading day period ending on the date of the adoption of the Plan. The “Minimum Dollar Value” for the CEO and each EVP and SVP upon initial participation in the Plan will be based on the following percentages of such Participant’s designated base salary at the beginning of the Performance Period (or such other percentage if such individual becomes eligible to participate in the Plan after the adoption of the Plan): (i) CEO, 300%; (ii) EVPs, 150%; and (iii) SVPs, 127.5%. The “Minimum Dollar Value” that each VP and AVP, as well as each other Participant in the Plan who is not the CEO, or an EVP or SVP at the time that the Plan is adopted, shall be eligible to receive will be determined by the CEO and approved by the Committee, in its sole discretion, and need not be uniform as among Participants.
Conversion of Unit Awards
     Following the end of the Performance Period (or the extended Performance Period, as applicable), the Committee, together with the other independent trustees of the Board, shall determine, in its sole discretion, whether and to what extent the separate performance metrics have been attained and certify the results of the Performance Period for each Participant. Once determined, the Committee shall certify the results and multiply the achievement of the relevant metric by the corresponding weighting percentage for such metric to determine the portion of the Units, if any, attributable to such metric. Once the separate metrics have been determined, the Committee will take the sum of the converted metrics for each Participant to determine the percentage of the Participant’s Units, if any, for the Performance Period (or the extended Performance Period, as applicable) that shall be converted (the “Convertible Units”).
     Based on the level of achievement of the performance metrics as outlined above, a Participant’s Convertible Units shall be converted as follows: 50% of the Participant’s Convertible Units shall be converted into Common Shares on or after the January 1 that follows the conclusion of the Performance Period (or the extended Performance Period, as applicable), but not later than the fifteenth day of the third month following the conclusion of the Performance Period (or the extended Performance Period, as applicable) (the “Conversion Date”), and the remaining 50% of the Convertible Units shall be converted into Restricted Common Shares on the Conversion Date. The Restricted Common Shares shall become fully vested on December 31, 2010, provided the Participant is then employed by the Trust, the Company or any participating employer, as applicable. The attached Exhibit B sets forth several examples that illustrate this calculation.
     Dividends payable on Restricted Common Shares shall be accumulated and not paid to the Participant until the corresponding Restricted Common Shares become vested. Accrued dividend equivalents credited to the Account on the portion of the Convertible Units that are converted into Common Shares shall be paid to the Participant, in cash, on the Conversion Date. Accrued dividend equivalents credited to the Account on the portion of the Convertible Units that are converted into Restricted Common Shares shall be paid to the Participant, in cash, on December 31, 2010, provided the Participant is then employed by the Trust, the Company or any participating employer, as applicable.

Termination of Employment Prior to Conclusion of Performance Period
     1. Termination for Cause or Voluntary by the Participant
     If the employment of a Participant is terminated by the Trust, the Company or any participating employer for “Cause”1 or by voluntary action of the Participant prior to the conclusion of the Performance Period, the Participant shall forfeit all of his or her Units subject to the Performance Award, as well as all accumulated dividend equivalents, under the Plan at the time of such Participant’s termination of employment and shall not be entitled to any future conversion of such Units to Common Shares or Restricted Common Shares or cash payment for the dividend equivalents.
     2. Termination Without Cause, Death or Permanent Disability
     If the employment of a Participant is terminated by the Trust, the Company or any participating employer without Cause or by the Trust, the Company or any participating employer because of death or “Permanent Disability”2 prior to the conclusion of the Performance Period, the Participant’s Units subject to the Performance Award shall be converted on a pro rata basis, and the corresponding dividend equivalents shall be paid, as follows:

Termination Date	Percentage of Award Convertible
If the termination occurs on or before December 31, 2007	Up to 33.3% of cumulative opportunity

If the termination occurs after December 31, 2007 and on or before December 31, 2008	Up to 66.7% of cumulative opportunity

If the termination occurs after December 31, 2008 and on or before December 31, 2009	Up to 100% of cumulative opportunity
The Committee, in its sole discretion, using the Participant’s termination date as the last day of the Performance Period and measuring the Trust’s actual achievement of each of the Plan performance metrics through the termination date on a pro rata basis (as set forth in the table above), shall determine the number of Convertible Units, if any, for the

[1]	“Cause” means any of the following: (i) willful refusal by the participant to follow lawful directives of the Board; (ii) failure to adhere to the Trust’s, the Company’s or any participating employer’s reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including without limitation the code of business ethics adopted by the Board; (iii) the participant’s conviction of, or plea of guilty or nolo contendere to, a felony or of any crime involving moral turpitude, fraud or embezzlement; (iv) gross negligence or willful misconduct of the participant resulting in material harm or loss to the Trust, the Company or any participating employer or material damage to the reputation of the Trust, the Company or any participating employer; (v) material breach by the participant of any one or more of the covenants contained in the participant’s employment agreement; or (vi) violation of the participant’s fiduciary duties to the Trust, the Company or any participating employer.

[2]	“Permanent Disability” shall have the same meaning as under the Trust’s, the Company’s or a participating employer’s long-term disability plan, in which the participant is participating at the time of such Permanent Disability.

Participant using the same formula as if the determination was done at the end of the Performance Period, except making adjustments to reflect the pro ration. Fractional Units will be rounded up to the next whole Unit. The Participant’s Convertible Units shall be converted entirely to Common Shares, and dividend equivalents converted to cash, within 60 days following the Participant’s termination of employment without Cause, or due to death or Permanent Disability, as applicable. Any Units not converted to Convertible Units, and corresponding dividend equivalents, shall be forfeited and the Participant (or the Participant’s beneficiary) shall not be eligible for any future Convertible Units or payment of the corresponding dividend equivalents.
Termination of Employment After Conclusion of the Performance Period
     1. Termination for Cause or Voluntary by the Participant
     If the employment of a Participant is terminated by the Trust, the Company or any participating employer for Cause or by voluntary action of the Participant after the conclusion of the Performance Period, all unvested Restricted Common Shares and credited dividend equivalents and accrued dividends thereon shall be forfeited.
     2. Termination Without Cause, Death or Permanent Disability
     If the employment of a Participant is terminated by the Trust, the Company or any participating employer without Cause or by the Trust, the Company or any participating employer because of death or Permanent Disability after the conclusion of the Performance Period, all earned but unvested Restricted Common Shares and the credited dividend equivalents and accrued dividends thereon shall become vested and paid, respectively, at the time of the Participant’s termination of employment.
Change of Control of Trust
     If a “Change of Control”3 of the Trust occurs before the conclusion of the Performance Period, the Participants’ Units shall be converted to Convertible Units on a pro rata basis up to the amounts set forth in the table below using the same formula as if the determination was done at the end of the Performance Period, except making adjustments to reflect the pro ration. Such Units, if any, to be converted as determined by the Committee in its discretion using the Change of Control date as the last day of the Performance Period and measuring (i) the Trust’s actual achievement of absolute shareholder return through such date and (ii) an assumed “high/maximum” level of achievement for each of the strategic metrics, shall be converted to Common Shares as of

[3]	For purposes of the Plan, “Change of Control” will be deemed to have taken place upon the occurrence of any of the following events: (i) any person, entity or affiliated group, excluding the Trust or any employee benefit plan of the Trust, acquiring more than 50% of the then outstanding voting shares of the Trust; (ii) the consummation of any merger or consolidation of the Trust into another company, such that the holders of the voting shares of the Trust immediately prior to such merger or consolidation is less than 50% of the voting power of the securities of the surviving company or the parent of such surviving company; (iii) the complete liquidation of the Trust or the sale or disposition of all or substantially all of the Trust’s assets, such that after the transaction, the holders of the voting shares of the Trust immediately prior to the transaction is less than 50% of the voting securities of the acquiror or the parent of the acquiror; or (iv) a majority of the Board votes in favor of a decision that a Change of Control has occurred.

the date of the Change of Control and shall be fully vested upon such conversion and the corresponding dividend equivalents shall be paid in cash as of the date of the Change of Control. Fractional Units will be rounded up to the next whole Unit.

Change of Control Date	Percentage of Award Convertible
If the Change of Control occurs on or before March 31, 2008	Up to 40% of cumulative opportunity

If the Change of Control occurs after March 31, 2008 and on or before December 31, 2008	Up to 70% of cumulative opportunity

If the Change of Control occurs after December 31, 2008 and on or before December 31, 2009	Up to 100% of cumulative opportunity
     If a Change of Control of the Trust occurs after the conclusion of the Performance Period, any earned but unvested Restricted Common Shares shall vest and all credited dividend equivalents and accrued dividends thereon shall be paid.
New Plan Participants
     At the discretion of the Committee, new participants may be added to the Plan from time to time with such pro rata awards as the CEO shall recommend and the Committee shall approve.
Common Shares Subject to the Equity Incentive Plan
     All Units issued under the Plan, and the Common Shares and Restricted Common Shares for which such Units are converted, as well as dividend equivalents, shall be issued from the American Financial Realty Trust 2002 Equity Incentive Plan, as amended from time to time or such other equity incentive plan as determined by the Committee, in its sole discretion (the “Equity Incentive Plan”). The provisions of the Equity Incentive Plan are hereby incorporated by reference as set forth herein with respect to the Units, Common Shares, Restricted Common Shares, and dividend equivalents issued under the Plan.
Administration
     The Board or the Committee may terminate or amend the Plan at any time; provided, that no termination of the Plan may impact outstanding awards and no amendment may be made to the Plan or an outstanding award which would be have a materially adverse effect to the Participant without the Participant’s consent, except as necessary to comply with applicable law.
     All decisions and determinations by the Committee shall be final, conclusive and binding on the Trust, the Participants, and any other persons having or claiming an interest hereunder. All awards under the Plan shall be granted conditional upon the Participant’s acknowledgement, by continuing in employment with the Trust, the

Company or such participating employer, as applicable, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest in such awards.